COMPUTENORTH

MASTER AGREEMENT

This Master Agreement (the "**Agreement**"), dated Sep 03, 2021, is between Compute North LLC ("**Compute North**") and Marathon Digital Holdings Inc ("**Customer**"). In consideration of the promises set forth below, the parties agree as follows:

1. Services. Subject to the terms and conditions of this Agreement, Compute North shall provide, and Customer shall pay for, the colocation, managed and other services (the "Services") for Customer's cryptocurrency mining hardware (the "Mining Equipment") identified on the order form attached hereto as Exhibit A, as may be updated in writing and duly signed by Customer and Compute North from time to time (the "Order Form"). Compute North shall provide the Services consistent with, and as more fully described in, its customer handbook (the "Customer Handbook"), available at *www.computenorth.com/handbook-sla.pdf* and incorporated herein, as Compute North reasonably may update from time to time.

2. Colocation Services.

2.1. Colocation Facility. Compute North will provide cryptocurrency mining facilities, including rack space, electrical power, ambient air cooling, internet connectivity and physical security ("Colocation Services") for Mining Equipment at the Compute North location specified the Order Form (the "Facility") in accordance with the Customer Handbook.

2.2. Acceptable Use Policy. Customer's receipt of Colocation Services and its use of Mining Equipment pursuant to this Agreement is subject to Customer's compliance with Compute North's then-current Acceptable Use Policy, available at *www.computenorth.com/acceptable-use-policy* and incorporated herein, as Compute North may reasonably update from time to time.

2.3. Customer Portal. Compute North will provide Customer with access to its customer portal (the "Customer Portal"). Customer's access to and use of the Customer Portal is subject to, and Customer agrees to be bound by, Compute North's Terms of Use, available at *www.computenorth.com/terms-of-use/* and incorporated herein, as Compute North may reasonably update from time to time. All written notices required by Customer under this Agreement shall be submitted using the Customer Portal.

2.4. Transfer of Mining Equipment. Customer shall provide prompt written notice to Compute North if it transfers legal title or grants any third party rights in or to any Mining Equipment to an Affiliate (defined below) or other third party. All transfers shall be subject to and shall preserve Compute North's security interest under Section 7. In the event of a transfer, Customer shall remain obligated to pay Compute North the Monthly Service Fees for the transferred Mining Equipment for the remainder of the term applicable to such Mining Equipment (the "Equipment Term") unless and until such Mining Equipment is placed into service under, and is subject to, a collocation agreement between the acquiring third party and Compute North, which shall require Compute North's approval (including satisfaction of Compute North's know-your-customer requirements), which shall not be unreasonably withheld.

2.5. Transfer of Services. Other than to Affiliate, Customer may not sublicense, assign, delegate or otherwise transfer its receipt of Colocation Services under this Agreement to any third party without Compute North's express written consent in Compute North's sole discretion. Customer agrees that Compute North shall not under any circumstance be deemed to be providing any Colocation Services to any third party for Customer or on its behalf.

3. Managed Services.

3.1. Managed Services. Compute North will provide managed services for the Mining Equipment as elected on the Order Form ("Managed Services"). Compute North will provide Managed Services in a professional and workmanlike manner consistent with the Customer Handbook. If Customer does not elect Managed Services, Customer shall be solely responsible for configuring and maintaining the Mining Equipment remotely via VPN.

3.2. Third-Party Management. Customer shall notify Compute North if it engages a third party to provide services on its behalf with respect to the Mining Equipment. Customer shall be fully responsible and liable to Compute North under this Agreement for any acts or omissions by any third-party service provider acting for or on its behalf.

4. [Intentionally omitted.]

5. Term and Termination.

5.1. Term of Master Agreement. This Agreement shall be effective as of the date on which it has been executed by Compute North and Customer (the "Effective Date") and, unless otherwise terminated, shall continue until all applicable Equipment Terms have expired or terminated.

5.2. Equipment Term. The Equipment Term set forth on an Order Form for Mining Equipment shall commence as of the date Compute North notifies Customer in writing that the Mining Equipment has been received and turned on by Compute North. Unless an Order Form provides otherwise, the Equipment Term shall renew for successive one (1) year periods with a three percent (3%) increase per extension term unless one party notifies the other in writing at least one hundred eighty (180) days prior to the conclusion of the then-current Equipment Term.

5.3. Mining Equipment Return. Upon Customer's written request, and provided Customer has paid all undisputed amounts then due and owing under this Agreement, Compute North shall decommission and return the corresponding Mining Equipment to Customer upon the expiration of an Equipment Term as provided in Section 9.4.

5.4. Termination for Cause. Compute North may terminate this Agreement for cause immediately upon written notice to Customer if Customer (a) fails to make any payment(s) due pursuant to this Agreement or otherwise violates, or fails to perform or fulfill any covenant or provision of this Agreement, and any such matter is not cured within thirty (30) days after written notice from Compute North, or (b) enters into bankruptcy, dissolution, financial failure or insolvency; and Customer may terminate this Agreement upon written notice to Compute North if Compute North (y) fails to perform any of its obligations hereunder in any material respect that is not cured within forty-five (45) days after written notice from Customer that identifies the failure, or (z) enters into bankruptcy, dissolution, financial failure or insolvency (each, a "Default").

5.5. Effect of Default. In the event of a Default by Customer that is not rectified within thirty (30) days after written notice from Compute North and continuing, Compute North shall have the right, but not the obligation, to terminate this Agreement on written notice to Customer, and Customer shall pay immediately to Compute North all amounts then owed under this Agreement and, as liquidated damages and not a penalty, all amounts due for the remainder of the applicable term of the Agreement. If Customer fails to make any such payments, in addition to any other rights and remedies it may have, Compute North shall have the right to (a) sell or retain possession of, (b) reconfigure for Compute North's use, or (c) remove and store at Customer's expense, all or any portion of the Mining Equipment without any cost, obligation or liability of Compute North to Customer.

6. Fees and Payment.

6.1. Initial Fees. The one-time fee for setup, installation and configuration of Mining Equipment (the "Initial Setup Fee") and the Initial Deposit set forth on the Order Form and any Hardware Deposit shall be due and payable as of the date on which Compute North and Customer have both executed the Order Form. The Initial Setup Fees, Initial Deposit and Hardware Deposit are non-transferrable under any circumstance and are refundable only to the extent that all of Customer's obligations under this Agreement have been fully satisfied.

6.2. Monthly Fees. On the first day of every month during the Term of this Agreement, Customer shall pay Compute North the Monthly Service Fees and Monthly Package Fees (collectively, the "**Fees**") set forth on the Order Form. Compute North reserves the right to adjust the Monthly Service Fees based on the actual performance and efficiency of the Mining Equipment, as mutually agreed by Compute North and the Customer.

6.3. Taxes. All amounts payable by Customer under this Agreement are exclusive of, and Customer shall solely be responsible for paying, all taxes, duties and fees, including federal, state and local taxes on manufacture, sales, gross income, receipts, occupation and use, not based on Compute North's income that arise out of this Agreement. Except as expressly set forth on an Order Form, the foregoing includes all requirements for renewable energy certificates, allowances or other carbon offsets required by or otherwise necessary for compliance with any federal, state, local or other applicable law.

6.4. Payment Method. All payments due and owing under this Agreement shall be made through automated clearing house ("ACH") transfers by Compute North from an account established by Customer at a United States bank designated by Customer (the "Payment Account"). Customer hereby agrees to execute and deliver to Compute North or its ACH payment agent an authorization agreement authorizing Compute North to initiate ACH transfers from the Payment Account to Compute North in the amounts required or permitted under this Agreement. For as long as this Agreement remains effective, Customer shall be responsible for all costs, expenses or other fees and charges incurred by Compute North as a result of any failed or returned ACH transfers, whether resulting from insufficient sums being available in the Payment Account or otherwise. Any other payment method must be pre-authorized by Compute North and will be subject to a fee.

7. **Security Interest.** Customer hereby grants and assigns to Compute North a continuing first-position security interest in, and lien on, the Mining Equipment as collateral security for Customer's performance of its obligations under this Agreement when due. Compute North may, as it deems appropriate, file UCC-1 financing statements to evidence this security interest and Customer agrees to cooperate fully with Compute North to obtain and perfect this security interest as may be reasonably required.

8. **Network and Access.**

8.1. Network. Compute North will provide a minimum of 100 mbps of local network connectivity to each piece of Mining Equipment on a single Ethernet segment. Customer may request a VPN to securely access the Equipment by notifying Compute North in writing. Customer is solely responsible for preventing unauthorized access to the Mining Equipment. Customer acknowledges and agrees that Compute North may monitor Customer's network usage and traffic and Customer hereby authorizes Compute North to access, collect and use data relating to the Mining Equipment and Customer's use thereof.

8.2. Access. Only those persons specifically authorized by Compute North in writing may access the Facility. Compute North may reasonably deny or suspend Customer's access to the Mining Equipment based on Compute North's then-current Security Policies and Procedures, which include, but are not limited to:

8.2.1. All access into the Facility must be supervised by a Compute North representative;

8.2.2. Customer shall provide one (1) business day's written notice to Compute North prior to any maintenance or repair of the Mining Equipment;

8.2.3. Customer shall perform Mining Equipment maintenance and repairs during normal business hours (Monday-Friday, 7AM – 6PM Central Time);

8.2.4. Customer may request immediate or after-hour access to the Facility to perform emergency maintenance. Compute North will make every reasonable attempt to accommodate Customer's after-hour emergency access requests.

Customer shall be solely responsible for any damage or loss caused by anyone acting for or on its behalf while at the Facility except to the extent of any contributory negligence on the part of Compute North.

8.3. Hazardous Conditions. If, in the reasonable discretion of Compute North, any hazardous conditions arise on, from, or affecting the Facility, whether caused by Customer or a third party, Compute North is hereby authorized to suspend service under this Agreement without subjecting Compute North to any liability.

8.4. Demand Response/Load Resource Participation Program. Customer acknowledges and understands that Compute North participates in various Demand Response/Load Resource Participation Programs ("LRP Program") at its facilities. Customer understands and agrees that the LRP Program provides the local grid operator with the capability to shut off the power load serving Compute North customers in response to certain load situations. Customer agrees that the Fees reflect Compute North's participation in the LRP Program and that Compute North shall have no liability to Customer for any actions or omissions due to or resulting from its participation in the LRP Program.

9. Removals and Relocation of Mining Equipment.

9.1. Relocation. Compute North may relocate Mining Equipment within the Facility or to another Compute North facility upon twenty (20) days' prior written notice to Customer at Compute North's expense.

9.2. Interference. If Customer's Mining Equipment is causing unacceptable environmental or other interference, Compute North may upon written notice require Customer to remove or relocate such Mining Equipment at Customer's sole expense. If Customer is unable to cure such interference by relocating the Mining Equipment, Compute North may terminate this Agreement with respect to the interfering Mining Equipment without further obligation to Customer.

9.3. Emergency. In the event of an emergency, and upon prior written notice to the Customer, Compute North may rearrange, remove, or relocate Mining Equipment without any liability to Compute North.

9.4. Mining Equipment Return. Provided that Customer has paid all amounts then due and owing under this Agreement, Compute North shall decommission and make the Mining Equipment available to Customer for pickup at, or shipment from, the Facility within thirty (30) business days of Customer's written request. Customer shall be responsible for all reasonable, documented deinstallation, packing, storage, transportation, delivery and other costs associated with removing and returning its Mining Equipment. Compute North will notify Customer when its Mining Equipment is ready for pickup, and Customer shall arrange for pickup and removal of the Mining Equipment at its sole risk and expense. If Customer does not remove the Mining Equipment as provided herein, Compute North may charge Customer for storage from the date of notice that the Mining Equipment is ready for pickup. Customer shall remain liable to Compute North for all amounts due for the remainder of the applicable Equipment Term for such Mining Equipment, if any.

COMPUTENORTH

10. Customer Responsibilities.

10.1. Compliance with Laws. Customer's use of the Facility and the Mining Equipment located at the Facility must at all times conform to all applicable laws, including international laws, the laws of the United States of America, the laws of the states in which Customer is doing business, and the laws of the city, county and state where the Facility is located.

10.2. Licenses and Permits. Customer shall be responsible for obtaining any licenses, permits, consents, and approvals from any federal, state or local government that may be necessary to install, possess, own, or operate the Mining Equipment.

10.3. Insurance. Customer acknowledges that Compute North is not an insurer and Mining Equipment is not covered by any insurance policy held by Compute North. Customer is solely responsible for obtaining insurance coverage for the Mining Equipment. Customer shall have and maintain throughout the Term of this Agreement commercial general liability insurance for both bodily injury and property damage.

10.4. Equipment in Good Working Order. Customer shall be responsible for delivering the Mining Equipment to the Facility in good working order and suitable for use in the Facility. Customer shall be responsible for any and all costs associated with the troubleshooting and repair of Mining Equipment received in non-working order, including parts and labor at Compute North's then-current rates. Compute North is not responsible in any way for installation delays or loss of profits as a result of Mining Equipment deemed not to be in good working order upon arrival at Facility.

10.5. Modification or Overclocking of Mining Equipment. Customer shall notify and obtain prior written approval from Compute North before any material modifications, alternations, firmware adjustments, over-clocking or other changes are made to Mining Equipment ("Modified Equipment") that is intended to or might cause the Mining Equipment's performance to deviate from the standard or factory specifications.

10.6. Representations. Customer and Computer North each represents and warrants that (i) it is properly constituted and organized, (ii) it is duly authorized to enter into and perform this Agreement, and (iii) the execution and delivery of this Agreement and its performance of its duties hereunder will not violate the terms of any other agreement to which it is a party or by which it is bound.

11. Representations, Warranties, and Disclaimer.

11.1. Mutual. Customer and Computer North each represents and warrants that: it is properly constituted and organized; it is duly authorized to enter into and perform this Agreement; and, its execution, delivery, and performance of this Agreement will not violate the terms of any other agreement to which it is a party or obligation by which it is bound.

11.2. By Customer. Customer represents and warrants that it owns and has good title to the Mining Equipment free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance. Customer further represents and warrants that neither it nor any of its subsidiaries nor, to Customer's knowledge, any director, officer, agent, employee, affiliate, or person acting on behalf of Customer or its subsidiaries: has violated or will violate any applicable anti-bribery or anti-corruption law, including the U.S. Foreign Corrupt Practices Act; has violated or will violate any applicable money laundering laws; or is or will become subject to any U.S. sanctions administered by the Office of Foreign Asset Control of the U.S. Treasury Department.

11.3. By Compute North. Compute North represents and warrants that it will provide the Services at the Facility in a professional and workmanlike manner consistent with the terms and conditions of this Agreement. Except as expressly set forth herein, COMPUTE NORTH MAKES NO

WARRANTIES OR GUARANTEES RELATED TO THE AVAILABILITY OF SERVICES OR OPERATING TEMPERATURE OF THE FACILITY. THE SERVICES AND FACILITY ARE PROVIDED ON AN "AS IS" BASIS. COMPUTE NORTH DOES NOT PROVIDE MECHANICAL COOLING OR BACKUP POWER AND THE FACILITY IS SUBJECT TO SWINGS IN LOCAL TEMPERATURE, WIND, HUMIDITY AND OTHER CONDITIONS. COMPUTE NORTH MAKES NO WARRANTY, AND HEREBY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING ANY (A) WARRANTY OF MERCHANTABILITY; (B) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (C) WARRANTY OF NONINFRINGEMENT AND (D) WARRANTY AGAINST INTERFERENCE. COMPUTE NORTH DOES NOT WARRANT THAT (A) THE SERVICE WILL BE FREE FROM INTERRUPTION; (B) THE SERVICE WILL MEET CUSTOMER'S REQUIREMENTS OTHER THAN AS EXPRESSLY SET FORTH HEREIN; OR (C) THE SERVICE WILL PROVIDE ANY FUNCTION NOT EXPRESSLY DESIGNATED AND SET FORTH HEREIN.

12. Limitation of Liability.

12.1. Customer understands and acknowledges that, in certain situations, Services and Mining Equipment functionality may be unavailable due to factors outside of Compute North's control, including force majeure, weather, network failures, pool operator failures, denial of service attacks, network and power grid outages, hacking or malicious attacks on networks or exchanges, or Acts of God. Customer further acknowledges that cryptocurrency price movements, difficulty, and legal and regulatory risks could have a material adverse impact on the value of cryptocurrencies, cryptocurrency mining, the Mining Equipment, and the Services. Customer assumes responsibility for all such risks, and Compute North hereby disclaims all liability for any losses that may arise as a result thereof.

12.2. COMPUTE NORTH SHALL HAVE NO OBLIGATION, RESPONSIBILITY, OR LIABILITY FOR ANY OF THE FOLLOWING: (A) ANY INTERRUPTION OR DEFECTS IN THE MINING EQUIPMENT CAUSED BY FACTORS OUTSIDE OF COMPUTE NORTH'S REASONABLE CONTROL; (B) ANY LOSS, DELETION, OR CORRUPTION OF CUSTOMER'S DATA OR FILES; (C) ANY LOST REVENUE OR PROFITS TO CUSTOMER DURING NETWORK OR POWER OUTAGES OR CURTAILMENT, MINING EQUIPMENT FAILURES, OR OTHER FACTORS OUTSIDE OF COMPUTE NORTH'S DIRECT CONTROL; (D) DAMAGES RESULTING FROM ANY ACTIONS OR INACTIONS OF CUSTOMER OR ANY THIRD PARTY NOT UNDER COMPUTE NORTH'S CONTROL; OR (E) DAMAGES RESULTING FROM MINING EQUIPMENT OR ANY THIRD-PARTY EQUIPMENT.

12.3. IN NO EVENT SHALL COMPUTE NORTH BE LIABLE TO CUSTOMER OR ANY OTHER PERSON, FIRM, OR ENTITY IN ANY RESPECT, INCLUDING, WITHOUT LIMITATION, FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL, RELIANCE, EXEMPLARY, OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS, LOSS OF REVENUE, LOSS OF BUSINESS, OR COST OF COVER OF ANY KIND OR NATURE WHATSOEVER, ARISING OUT OF OR RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT EVEN IF ADVISED OF THE POSSIBILITY THEREOF. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, COMPUTE NORTH'S TOTAL CUMULATIVE LIABILITY UNDER OR RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT, WHETHER UNDER CONTRACT LAW, TORT LAW, WARRANTY, OR OTHERWISE (INCLUDING ATTORNEYS' FEES), SHALL BE LIMITED TO DIRECT DAMAGES NOT TO EXCEED THE AMOUNTS ACTUALLY RECEIVED BY COMPUTE NORTH FROM CUSTOMER FOR THE SERVICE MONTH DURING WHICH THE EVENT GIVING RISE TO THE CLAIM OCCURRED.

12.4. <u>Remedy</u>. Customer's sole remedy for Compute North's non-performance of its obligations under this Agreement shall be a refund of any fees paid to Compute North for the then-current service

month. Unless applicable law requires a longer period, any action against Compute North in connection with this Agreement must be commenced within one (1) year after the cause of the action has accrued.

12.5. Insurance loss. Customer agrees to look exclusively to Customer's insurer to recover for injury or damage in the event of any covered loss or injury, and releases and waives all right of recovery against Compute North for any covered loss or injury.

13. Indemnification. Customer shall indemnify, hold harmless and defend Compute North, its subsidiaries, employees, agents, directors, owners, executives, representatives, and subcontractors from any and all third-party liability, claim, judgment, loss, cost, expense or damage, including attorneys' fees and legal expenses, arising out of or relating to the Mining Equipment or Customer's use thereof, or any injuries or damages sustained by a third party due to any direct or indirect act, omission, negligence or misconduct of Customer, its agents, representatives, employees, contractors and their employees and subcontractors and their employees, including due to a breach of this Agreement by Customer. Compute North shall indemnify, hold harmless and defend the Customer, its subsidiaries, employees, agents, directors, owners, executives, representatives, and subcontractors from any and all third-party liability, claim, judgment, loss, cost, expense or damage, including attorneys' fees and legal expenses, arising out of or relating to any direct or indirect act, omission, negligence or misconduct of Compute North, its agents, representatives, employees, contractors and their employees and subcontractors and their employees, including due to a breach of this Agreement by Compute North. Neither Compute North nor the Customer shall not enter into any settlement or resolution with a third party under this section without the other Party's prior written consent, which shall not be unreasonably withheld.

14. Miscellaneous.

14.1. Lease Agreement. Compute North may lease certain premises in the Facility from the Facility's owner ("Leaser") pursuant to a lease agreement ("Lease"). Customer is not a party to or a beneficiary under such Lease, if any, and has no rights thereunder; however, Customer shall be required to adhere to any and all rules of operation established by Leaser for the Facility. Whether owned or leased by Compute North, Customer acknowledges and agrees that it does not have, has not been granted, and will not own or hold any real property interest in the Facility, that it is a licensee and not a tenant, and that it does not have any of the rights, privileges or remedies that a tenant or lessee would have under a real property lease or occupancy agreement.

14.2. Entire Agreement. This Agreement, including the Order Form and any documents referenced herein, constitutes the parties' entire understanding regarding its subject and supersedes all prior or contemporaneous communications, agreements and understanding, including any prior master or colocation agreement, between them relating thereto. Customer acknowledges and agrees that it has not, and will not, rely upon any representations, understandings, or other agreements not specifically set forth in this Agreement. This Agreement shall not be superseded, terminated, modified or amended except by express written agreement of the parties that specifically identifies this Agreement.

14.3. Waiver, Severability. The waiver of any breach or default does not constitute the waiver of any subsequent breach or default. If any provision of this Agreement is held to be illegal or unenforceable, it shall be deemed amended to conform to the applicable laws or regulations, or, if it cannot be so amended without materially altering the intention of the parties, it shall be stricken and the remainder of this Agreement shall continue in full force and effect.

14.4. Assignment. Except as part of or in connection with a Change of Control or a reorganization solely among Customer and its Affiliates, Customer shall not assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance under this Agreement, in each case whether voluntarily, involuntarily, by operation of law, or otherwise, without Compute North's

prior written consent. "Change of Control" means (i) a sale by Customer of all or substantially all of its assets that are the subject of this Agreement to an unaffiliated person or entity, (ii) a merger, reorganization, conversion or other transaction in which more than fifty percent (50%) of the voting control of Customer is held by persons or entities who did not hold voting control of such party, whether directly or indirectly, immediately prior to such transaction (excluding any reorganization solely among Customer and any entities that directly or indirectly controls, is controlled by, or is under common control with Customer (each, an "Affiliate"), or (iii) a sale by the equity holders of Customer that results in more than fifty percent (50%) of the voting control of such party being held by persons or entities who did not hold voting control of Customer, whether directly or indirectly, immediately prior to such sale (excluding any reorganization solely among Customer and its Affiliates). Compute North may at any time assign, transfer, delegate or subcontract any or all of its rights or obligations under this Agreement without Customer's prior written consent. Subject to the restrictions on assignment of this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties, their legal representatives, successors, and assigns.

14.5. Force Majeure. Neither party shall be liable in any way for delay, failure in performance, loss or damage due to any of the following force majeure conditions: fire, strike, embargo, explosion, power failure, flood, lightning, war, water, electrical storms, labor disputes, civil disturbances, governmental requirements, acts of civil or military authority, acts of God, acts of public enemies, inability to secure replacement parts or materials, transportation facilities, or other causes beyond its reasonable control, whether or not similar to the foregoing. This also includes planned service and maintenance needs.

14.6. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to principals of conflicts of laws. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled exclusively conducted by a single arbitrator in the State of New York in accordance with the American Arbitration Association's then-current Commercial Arbitration Rules. Judgment may be entered on the arbitrator's award in any court having jurisdiction. All documents and proceedings shall be in English. The parties may participate in the arbitration via synchronous videoconferencing or similar technology and no party shall need to physically and personally appear. An action by a party to enforce any provision of this Agreement shall not relieve the other party from any of its obligations under this Agreement, and no failure to enforce any provision of this Agreement shall constitute a waiver of any future default or breach of that or any other provision.

14.7. Relationship of the Parties. The parties agree that their relationship hereunder is in the nature of independent contractors. Neither party shall be deemed to be the agent, partner, joint venturer or employee of the other, and neither shall have any authority to make any agreements or representations on the other's behalf. Each party shall be solely responsible for the payment of compensation, insurance and taxes of its own personnel, and such personnel are not entitled to the provisions of any employee benefits from the other party. Neither party shall have any authority to make any agreements or representations on the other's behalf without the other's written consent. Additionally, Compute North shall not be responsible for any costs and expenses arising from Customer's performance of its duties and obligations pursuant to this Agreement.

14.8. Third-Party Beneficiaries. Nothing in this Agreement is intended, nor shall anything herein be construed to confer any rights, legal or equitable, in any person or entity other than the parties hereto and their respective successors and permitted assigns.

1.1. Notices. All notices required or permitted under this Agreement shall be made via the Customer Portal.

14.9. Construction; Interpretation. Unless the context otherwise requires, words in the singular include the plural, and in the plural include the singular; masculine words include the feminine and neuter;

"or" means "either or both" and shall not be construed as exclusive; "including" means "including but not limited to"; "any" and "all" shall not be construed as terms of limitation; and, a reference to a thing (including any right or other intangible asset) includes any part or the whole thereof. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to the interpretation and construction of this Agreement, and this Agreement shall be construed as having been jointly drafted by the parties. The titles and headings for particular paragraphs, sections and subsections of this Agreement have been inserted solely for reference purposes and shall not be used to interpret or construe the terms of this Agreement.

14.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement in a manner appropriate to each and with the authority to do so as of the date set forth below.

Compute North LLC

By: Dave Perrill

Name: Dave Perrill

Its: CEO

Customer

By: Fred Thiel

Name: Fred Thiel

Its: CEO

COMPUTE NORTH

Exhibit A – Order Form

Customer: **Marathon Digital Holdings**

Facility: **TBD**

Equipment and Fees:

Batch #	001	
Order Type	☒ New Order ☐ Renewal ☐ Change Order	
Equipment		
Quantity	Model	Unit Efficiency (W/TH)
6,000 (September 2021 batch)	Bitmain S19j Pro (100TH)	31
2,100 (September 2021 batch)	Bitmain S19 Pro (110TH)	30.5
8,500 (October 2021 batch)	Bitmain S19j Pro (100TH)	31
2,000 (October 2021 batch)	Bitmain S19j (90TH)	36
9,200 (November 2021 batch)	Bitmain S19j Pro (100TH)	31
5,500 (November 2021 batch)	Bitmain S19j (90TH)	36
19,000 (December 2021 batch)	Bitmain S19j Pro (100TH)	31
5,500 (December 2021 batch)	Bitmain S19j (90TH)	36
15,200 (January 2022 batch)	Bitmain S19j Pro (100TH)	31
Hosting Services Rate (USD)	$0.044 / kWh (Anticipated Daily Rate: $241,460.21)	
Total Monthly Package Fee (per unit)	Select @ $0.50	
Equipment Term	3 Years	
Initial Setup Fee	$0.00	

Package Details:

	Basic	Select	Premier
Core Features			
Equipment	Customer Provided	Customer Provided	Customer Provided
Equipment Managed	No	Yes	Yes
Rack Space	X	X	X
240V Power	X	X	X
Ambient Air Cooling	X	X	X
Redundant Internet Connectivity	X	X	X
Physical Security	X	X	X
Technical Support			
Basic Remote Hands	X	X	X
Advanced Remote Hands		X	X
SLA Level	Network & Power	Hashrate Performance	Hashrate Performance
VPN Access	X		
RMA Processing		X	X
Premium Features			
Miner Configuration		X	X
Miner Monitoring		X	X
Alert Management and Proactive Response		X	X
Automated Rules-based Reboots		X	X
Stock Firmware Upgrades		X	X

Compute North Pool (U.S.-based pool)			X
Pool to Hash Performance Monitoring, Audit, Reconciliation			X
Discounted Pool Fee			X
Performance Enhancing Firmware • Overclocking, Underclocking, Auto-tuning, Upgrades • Customer provided (subject to Compute North approval) or • Compute North provided (miner model limited)			X

Payment and Billing Terms:

- **Initial Setup Fee**: Initial Setup Fee is due upon execution of this Order Form.
- **Monthly Fees:**
  - Last month of Monthly Service and Package Fees are due upon execution of this Order Form (the "Initial Deposit"), as follows:

Initial Deposit	
Service Fees ($241,460.21/day x 30 days/mo. x 2 months)	$14,487,612.60
Package Fees (73,000 miners x $0.50/miner x 2 months)	+ $73,000.00
Total Initial Deposit	**$14,560,612.60**

Second month of Monthly Service and Package Fees are due 60 days before each batch shipment. Equipment installation will not begin until received.

Hosting Payment Schedule	Amount
Last month due upon signature	$8,096,805.68
9/15/2021	$1,045,304.40
10/15/2021	$1,475,401.20
11/15/2021	$2,442,739.60
12/15/2021	$1,500,361.60
Total	**$14,560,612.60**

  - The Monthly Service Fees are payable based on the actual hashrate performance of the Equipment per miner type per location as a percentage of the anticipated monthly hashrate per miner type. Customer shall pay a minimum service fee monthly in advance equal to seventy percent (70%) of the Monthly Service Fees (the "Minimum Service Fee").
    - **Hashrate performance adjustment**: Shall be calculated as follows:
      Expected Monthly Service Fees x Actual hashrate performance percentage by model type = Hashrate Performance Adjustment
    - The Minimum Service Fee is nonrefundable. Any Monthly Service Fee owed in excess of the Minimum Service Fee based on the actual hashrate performance of the Equipment will be invoiced monthly in arrears and subject to the hashrate performance adjustment.
  - Monthly Service Fees and Monthly Package Fees will be invoiced monthly beginning on the date of Installation and are due upon receipt of invoices submitted by Compute North. Late payments will incur interest at the lesser of 1.5% per month (18% annum) or the maximum amount allowed under applicable law.
  - Pricing is subject to monthly automated ACH payments. Other payment methods may be subject to a service fee.

Billing Example	
Anticipated Daily Rate (One Miner)	$4.00
Period (Days in the Month)	30
Number of Units	10
Expected Total Monthly Service Fees	$1,200.00
	x 70%

Monthly Minimum Service Fee	$840.00

Billing Example: 96% hashrate performance	
Expected Total Monthly Service Fees	$1,200.00
Hashrate Performance Adjustment (-4%)	-$48.00
Total Monthly Service Fee	$1,152.00
Minimum Service Fee (Prepaid)	-$840.00
Balance Due	**$312.00**

Billing Example: 105% hashrate performance	
Expected Total Monthly Service Fees	$1,200.00
Hashrate Performance Adjustment (5%)	$60.00
Total Monthly Service Fee	$1,260.00
Minimum Service Fee (Prepaid)	-$840.00
Balance Due	**$420.00**

Firmware:

Customer acknowledges and agrees that its use of alternate or non-standard firmware may be subject to third-party fees or other charges, which shall be Customer's sole responsibility. Customer acknowledges and agrees that Compute North's consent to Customer's use of alternate or non-standard firmware and its provision of services relating thereto is for Customer's convenience on an as-is basis, that Customer's use of alternate or non-standard firmware is at Customer's sole risk, and that Compute North does not make any warranties or guarantees, whether express or implied, with respect thereto.

Equipment Term:

The initial Equipment Term for hosting the Equipment will be three (3) years. The Equipment Term shall automatically renew for successive one (1) year renewal terms unless either party provides written notice at least 365 days prior to the expiration of the then-current Equipment Term. Compute North may increase the Hosting Service Rate applicable to a renewal term by up to three percent (3%) by giving written notice to Customer prior to the expiration of the then-current Equipment Term.

Batch Deployment Completion Schedule:

MARA / Compute North (CN) DEPLOYMENT SCHEDULE

**560 units per container*

	MARA Units Received	Deployment Completion	CN Containers
Sep-21	8100	-	-
Oct-21	10500	8100	15
Nov-21	14700	10500	19
Dec-21	24500	14700	27
Jan-22	15200	14700	27
Feb-22	-	14700	27
Mar-22	-	10300	19
TOTAL	**73000**	**73000**	**134**

Subject to the risk factors identified below, the parties shall undertake all commercially reasonable efforts to achieve and accelerate the completion dates set forth in the Deployment Schedule.

Risk Factors:

- Land/Site Acquisition
- Regulatory Affairs
- Power Purchase Agreement (PPA)
- Infrastructure Equipment Availability (medium voltage cables, containers, etc.)
- Long Lead Time Equipment Procurement (substation, transformer, etc.)

Carbon Neutral Target:

Compute North shall collaborate with Customer to achieve a goal of 100% carbon neutral energy sources. Compute North's Hosting Fee includes up to $0.50/MWh in RECs, carbon offsets or other agreed-upon ESG/renewable instruments needed for Customer to achieve its carbon neutral requirements. Any cost for achieving Customer's carbon neutral goals beyond the $0.50 credit provided by Company shall be borne by Customer.

Order Type:

☐ **For orders designated as "Renewal" or "Change Order":** This Order Form replaces all then-existing order forms under the applicable Agreement between Compute North and Customer for the identified Equipment, with all other order forms remaining in full force and effect. The Previous Orders and Equipment List attached and appended hereto identifies the Equipment that remains subject to a prior order form as of the date of this Order Form.

☒ **For orders designated as "New":** This Addendum is and shall be in addition to all then-existing order forms under the applicable Agreement between Compute North and Customer, which order forms shall remain in full force and effect. The Previous Orders and Equipment List attached and appended hereto identifies the Equipment that remains subject to a prior order form as of the date of this Order Form.

Compute North LLC	**Customer**
By: *Dave Perrill*	By: *Fred Thiel*
Name: Dave Perrill	Name: Fred Thiel
Its: CEO	Its: CEO

Signature Certificate

Document Ref.: EPZTS-CYVRT-GVWKL-RCDLD

Document signed by:

Fred Thiel

Verified E-mail:
fred@marathondh.com

IP: 68.5.61.195 | Date: 03 Sep 2021 23:41:22 UTC


Fred Thiel

Dave Perrill

Verified E-mail:
dave.perrill@computenorth.com

IP: 174.20.161.160 | Date: 03 Sep 2021 23:49:59 UTC


Dave Perrill

Document completed by all parties on:
03 Sep 2021 23:49:59 UTC